Exhibit 99.1

NEWS RELEASE

Astronics Corporation . 130 Commerce Way . East Aurora, NY . 14052-2164

For more information contact:

Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

Astronics Corporation Reports Fourth Quarter and Full Year 2012 Results

•	Record full year net income of $21.9 million on record sales of $266.4 million

•	Fourth quarter diluted earnings per share up 8.8% to $0.37 over prior-year period

•	Fourth quarter sales up 10.2% to $67.4 million

•	2013 revenue expected to be in range of $275 million to $310 million

EAST AURORA, NY February 5, 2013 – Astronics Corporation (NASDAQ: ATRO), a leading provider of advanced technologies for the global aerospace and defense industries, today reported financial results for the three and twelve months ended December 31, 2012. Results include Ballard Technology acquired November 30, 2011 and Max-Viz acquired July 31, 2012.

	Three Months Ended			Twelve Months Ended
	Dec 31, 2012	Dec 31, 2011	% Change	Dec 31, 2012	Dec 31, 2011	% Change
Sales	$67,420	$61,156	10.2%	$266,446	$228,163	16.8%
Gross profit	$17,551	$17,349	1.2%	$69,442	$60,496	14.8%
Gross profit percentage	26.0%	28.4%		26.1%	26.5%
Impairment Loss	—	2,500		—	2,500
SG&A	$9,622	$7,326	31.3%	$36,817	$27,175	35.5%
SG&A percent to sales	14.3%	12.0%		13.8%	11.9%
Income from Operations	$7,929	$7,523	5.4%	$32,625	$30,821	5.9%
Operating margin %	11.8%	12.3%		12.2%	13.5%
Net Income	$5,655	$5,169	9.4%	$21,874	$21,591	1.3%
Net Income %	8.4%	8.5%		8.2%	9.5%

Peter J. Gundermann, President and Chief Executive Officer, commented, “2012 was a great year for Astronics as we continued to grow both organically and through successful, growing acquisitions. We had record revenue and net income, and ended the year with a strong backlog to begin 2013.”

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Astronics Corporation Reports Fourth Quarter and Full Year 2012 Results

February 5, 2013

Consolidated Fourth Quarter Review:

Consolidated sales for the fourth quarter of 2012 increased by 10.2% to $67.4 million, including $4.7 million associated with acquisitions, compared with $61.2 million for the same period last year. Aerospace sales increased by $6.5 million and Test Systems sales decreased by $0.2 million.

Consolidated gross margin decreased to 26.0% in the fourth quarter of 2012 compared with 28.4% in the fourth quarter of 2011. Lower gross margin was a result of increased engineering and development (“E&D”) costs and increases to inventory and warranty reserves, partially offset by the leverage achieved from the increased sales as compared with the 2011 fourth quarter. E&D costs were $11.1 million in the fourth quarter of 2012 compared with $9.5 million in the same period of 2011, an increase of $1.6 million. Expense relating to warranty and inventory reserves resulted in a $1.2 million increase in cost of goods sold compared with the 2011 fourth quarter.

Selling, general and administrative (“SG&A”) expenses were $9.6 million, or 14.3% of sales in the fourth quarter of 2012, compared with $7.3 million, or 12.0% of sales in the same period last year. The increase of $2.3 million was due primarily to incremental SG&A from acquisitions totaling $1.6 million, as well as higher legal and compensation costs. The fourth quarter of 2011 included a non-cash pre-tax charge of $2.5 million for impairment of goodwill and intangible assets related to the Test Systems business.

Consolidated Full Year Review:

Consolidated sales for the full year of 2012 increased by 16.8%, or $38.3 million, to $266.4 million. Organic sales increased $23.4 million while sales associated with acquisitions added $14.8 million. Aerospace sales increased by $41.1 million, while Test Systems sales decreased by $2.8 million in the full year of 2012.

Consolidated gross margin decreased slightly to 26.1% in 2012 compared with 26.5% in 2011. The decrease in margin was a result of leverage that was achieved from increased sales volumes offset by increased E&D costs and higher inventory and warranty reserves. E&D costs were $44.9 million in 2012 compared with $36.1 million in 2011, an increase of $8.8 million. The Company expects consolidated E&D expenses for 2013 to be in the range of $42 million to $46 million. Warranty and inventory reserve expense was up $2.3 million in 2012 compared with 2011.

SG&A expenses in 2012 were approximately $36.8 million, or 13.8% of sales, compared with $27.2 million, or 11.9% of sales in the prior year. The increase of $9.6 million was due primarily to acquisitions, which added $6.1 million to SG&A in 2012. Also contributing to the increase were higher legal and compensation costs.

Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)

In the fourth quarter of 2012, sales to the Commercial Transport market increased primarily on higher demand for Cabin Electronics products as well as growth in sales of Airframe Power and Avionics. Military sales were down when compared with the prior year’s fourth quarter as increased Avionics sales were more than offset by lower Aircraft Lighting and Airframe Power sales to this market. Sales to the Business Jet market were up when compared with the prior year’s fourth quarter as higher Aircraft Lighting sales and the addition of enhanced vision systems in the Avionics product line were partially offset by a decrease in Airframe Power sales to this market.

Aerospace operating profit for the fourth quarter of 2012 was $10.8 million, or 16.6% of sales, compared with $12.2 million, or 20.9% of sales, in the same period the prior year. The decline in operating profit was due to leverage from higher sales volume being offset by increased E&D costs, compensation costs, legal costs and warranty and inventory reserve adjustments.

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Astronics Corporation Reports Fourth Quarter and Full Year 2012 Results

February 5, 2013

Full year Aerospace sales for 2012 increased by $41.1 million, or 19.2%, to $255.0 million from $213.9 million in 2011. Organic Aerospace sales increased $26.2 million while acquisitions added $14.9 million. Sales growth was primarily driven by increased sales of Cabin Electronics products sold to the Commercial Transport market as well as the addition of acquired Avionics products. Military sales were up slightly due primarily to the addition of Avionics being offset by lower Aircraft Lighting and Airframe Power sales. Sales to the Business Jet market were higher, due primarily to Avionics and increased volume of Aircraft Lighting products somewhat offset by lower Airframe Power sales. Sales remained flat to the FAA/Airport market.

Aerospace operating profit for the full year of 2012 was $44.1 million, or 17.3% of sales, compared with $40.4 million, or 18.9% of sales, in the same period the prior year. The increase in operating profit was due to leverage from the increased sales volume offset by increased E&D, compensation, legal costs as well as increases to warranty and inventory reserves.

Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)

Sales in the 2012 fourth quarter decreased slightly by $0.2 million to $2.7 million when compared with sales of $2.9 million for the same period in 2011. Sales for the full year of 2012 decreased $2.8 million to $11.5 million when compared with sales of $14.3 million for the same period in 2011.

Test Systems operating loss was $1.5 million and $5.0 million for the fourth quarter and full year of 2012, compared with losses of $3.4 million and $4.8 million for the fourth quarter and 2011 full year, respectively. The 2011 operating loss included a non-cash pre-tax charge of $2.5 million for impairment of goodwill and intangible assets.

Balance Sheet

Cash at the end of 2012 was $7.4 million compared with $10.9 million at December 31, 2011. Year-to-date cash provided by operating activities was approximately $24.2 million. Cash used for acquisitions was $10.7 million and capital expenditures were $16.7 million, of which approximately $12.0 million was related to the build out of a new facility in Kirkland, Washington. Net cash used to reduce long-term debt was $3.3 million during the year.

The Company expects capital spending in 2013 to be approximately $5 million to $10 million.

Outlook

On December 31, 2012, backlog was $114.5 million, down from backlog of $115.6 million at the end of the trailing third quarter of 2012 and improved over backlog of $106.3 million at the end of the fourth quarter of 2011. Approximately $100 million of this backlog is expected to ship in 2013.

Mr. Gundermann concluded, “We expect the positive trends that supported us through 2012 to continue in 2013. We believe that commercial airlines will continue the trend of providing electrical power to their customers, and that the business jet industry will continue to value our advanced electrical, avionics, and lighting solutions. We expect that our positions on premier military programs will continue to serve us well in 2013, though the funding environment may be challenging. We expect 2013 will be another strong year for Astronics Corporation.”

The Company expects 2013 revenue to be in the range of $275 million to $310 million. Astronics anticipates that approximately $265 million to $300 million of forecasted 2013 revenue will be from its Aerospace segment, while approximately $10 million of the forecasted revenue will be from its Test Systems segment.

Fourth Quarter and Full Year 2012 Webcast and Conference Call

The Company will host a teleconference at 11:00 AM ET on Tuesday, February 5, 2013. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Executive Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.

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Astronics Corporation Reports Fourth Quarter and Full Year 2012 Results

February 5, 2013

The Astronics conference call can be accessed by calling (201) 689-8562. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (858) 384-5517 and enter conference ID number 406938. The telephonic replay will be available from 2:00 p.m. on the day of the call through Tuesday, February 12, 2013. A transcript will also be posted to the Company’s Web site, once available.

About Astronics Corporation

Astronics Corporation is a leader in advanced, high-performance lighting, electrical power and automated test systems for the global aerospace and defense industries. Astronics’ strategy is to develop and maintain positions of technical leadership in its chosen aerospace and defense markets, to leverage those positions to grow the amount of content and volume of product it sells to those markets and to selectively acquire businesses with similar technical capabilities that could benefit from our leadership position and strategic direction. Astronics Corporation, and its wholly-owned subsidiaries, Astronics Advanced Electronic Systems Corp., Ballard Technology, Inc., DME Corporation, Luminescent Systems Inc. and Max-Viz, Inc., have a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its Web site at www.astronics.com.

For more information on Astronics and its products, visit its Web site at www.astronics.com.

Safe Harbor Statement

This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW

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Astronics Corporation Reports Fourth Quarter and Full Year 2012 Results

February 5, 2013

ASTRONICS CORPORATION

CONSOLIDATED INCOME STATEMENT DATA

(Unaudited, $ in thousands except per share data)

	Three Months Ended		Twelve Months Ended
	12/31/2012	12/31/2011	12/31/2012	12/31/2011
Sales	$67,420	$61,156	$266,446	$228,163
Cost of products sold	49,869	43,807	197,004	167,667

Gross profit	17,551	17,349	69,442	60,496
Gross margin	26.0%	28.4%	26.1%	26.5%

Impairment Loss	—	2,500	—	2,500
Selling, general and administrative	9,622	7,326	36,817	27,175
SG&A % of Sales	14.3%	12.0%	13.8%	11.9%

Income from operations	7,929	7,523	32,625	30,821
Operating margin	11.8%	12.3%	12.2%	13.5%

Interest expense, net	239	345	1,042	1,806

Income before tax	7,690	7,178	31,583	29,015
Income tax expense	2,035	2,009	9,709	7,424

Net Income	$5,655	$5,169	$21,874	$21,591

Net income % of Sales	8.4%	8.5%	8.2%	9.5%

*Basic earnings per share:	$0.39	$0.36	$1.53	$1.55
*Diluted earnings per share:	$0.37	$0.34	$1.45	$1.45

*Weighted average diluted shares outstanding (in thousands)	15,212	15,014	15,131	14,848

Capital Expenditures	$6,150	$1,406	$16,720	$14,281
Depreciation and Amortization	$1,950	$1,351	$6,905	$4,943

*	All share quantities and per share data reported has been restated to reflect the impact of the three-for-twenty Class B stock distribution to shareholders of record on October 29, 2012.

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Astronics Corporation Reports Fourth Quarter and Full Year 2012 Results

February 5, 2013

ASTRONICS CORPORATION

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	12/31/2012	12/31/2011
	(Unaudited)
ASSETS:
Cash and cash equivalents	$7,380	$10,919
Accounts receivable	45,473	35,669
Inventories	48,624	40,094
Other current assets	6,533	5,628
Property, plant and equipment, net	53,537	41,122
Deferred taxes long-term	9,019	7,039
Other long-term assets	2,977	3,249
Intangible assets, net	16,523	14,000
Goodwill	21,923	17,185

Total Assets	$211,989	$174,905

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current maturities of long term debt	$9,268	$5,290
Accounts payable and accrued expenses	38,700	28,187
Long-term debt	20,715	27,973
Other liabilities	18,172	10,592
Shareholders’ equity	125,134	102,863

Total Liabilities and Shareholders’ Equity	$211,989	$174,905

ASTRONICS CORPORATION

SEGMENT DATA

(Unaudited, $ in thousands)

	Three Months Ended		Twelve Months Ended
	12/31/2012	12/31/2011	12/31/2012	12/31/2011
Sales
Aerospace	$64,743	$58,224	$254,955	$213,874
Test Systems	2,677	2,932	11,491	14,289

Total Sales	67,420	61,156	266,446	228,163

Operating Profit and Margins
Aerospace	10,778	12,177	44,137	40,400
	16.6%	20.9%	17.3%	18.9%
Test Systems	(1,460)	(3,400)	(4,985)	(4,760)
	(54.5)%	(116.0)%	(43.4)%	(33.3)%

Total Operating Profit	9,318	8,777	39,152	35,640
	13.8%	14.4%	14.7%	15.6%

Interest Expense	239	345	1,042	1,806
Corporate Expenses and Other	1,389	1,254	6,527	4,819

Income Before Taxes	$7,690	$7,178	$31,583	$29,015

Income Before Taxes % of Sales	11.4%	11.7%	11.9%	12.7%

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Astronics Corporation Reports Fourth Quarter and Full Year 2012 Results

February 5, 2013

ASTRONICS CORPORATION

SALES BY MARKET

(Unaudited, $ in thousands)

	Three Months Ended			Twelve Months Ended			2012
	12/31/2012	12/31/2011	% change	12/31/2012	12/31/2011	% change	YTD %
Aerospace Segment
Commercial Transport	$45,884	$40,881	12.2%	$179,104	$143,337	25.0%	67.3%
Military	8,697	9,478	-8.2%	36,511	35,394	3.2%	13.7%
Business Jet	7,607	5,557	36.9%	29,379	25,983	13.1%	11.0%
FAA/Airport	2,555	2,308	10.7%	9,961	9,160	8.7%	3.7%

Aerospace Total	64,743	58,224	11.2%	254,955	213,874	19.2%	95.7%

Test Systems Segment
Military	2,677	2,932	(8.7)%	11,491	14,289	(19.6)%	4.3%

Total	$67,420	$61,156	10.2%	$266,446	$228,163	16.8%	100.0%

ASTRONICS CORPORATION

SALES BY PRODUCT

(Unaudited, $ in thousands)

	Three Months Ended			Twelve Months Ended			2012
	12/31/2012	12/31/2011	% change	12/31/2012	12/31/2011	% change	YTD %
Aerospace Segment
Cabin Electronics	$37,402	$33,186	12.7%	$141,458	$114,540	23.5%	53.3%
Aircraft Lighting	15,076	16,997	(11.3)%	69,597	69,653	(0.1)%	26.2%
Airframe Power	4,601	5,321	(13.5)%	18,678	20,109	(7.1)%	7.0%
Avionics	5,109	412	1140.0%	15,261	412	3604.1%	5.6%
Airfield Lighting	2,555	2,308	10.7%	9,961	9,160	8.7%	3.6%

Aerospace Total	64,743	58,224	11.2%	254,955	213,874	19.2%	95.7%

Test Systems Segment	2,677	2,932	(8.7)%	11,491	14,289	(19.6)%	4.3%

Total	$67,420	$61,156	10.2%	$266,446	$228,163	16.8%	100%

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Astronics Corporation Reports Fourth Quarter and Full Year 2012 Results

February 5, 2013

ASTRONICS CORPORATION

ORDER AND BACKLOG TREND

(Unaudited, $ in thousands)

	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Twelve Months
	3/31/2012	6/30/2012	9/29/2012	12/31/2012	12/31/2012
Sales
Aerospace	$62,001	$62,423	$65,788	$64,743	$254,955
Test Systems	3,137	2,566	3,111	2,677	11,491

Total Sales	$65,138	$64,989	$68,899	$67,420	$266,446

Bookings
Aerospace	$58,567	$75,654	$64,674	$65,611	$264,506
Test Systems	2,272	1,526	2,144	705	6,647

Total Bookings	$60,839	$77,180	$66,818	$66,316	$271,153

Backlog*
Aerospace	$94,468	$107,699	$110,045	$110,915	N/A
Test Systems	7,544	6,504	5,537	3,565	N/A

Total Backlog	$102,012	$114,203	$115,582	$114,480	N/A

Book:Bill Ratio
Aerospace	0.94	1.21	0.98	1.01	1.04
Test Systems	0.72	0.59	0.69	0.26	0.58

Total Book:Bill	0.93	1.19	0.97	0.98	1.02

*	On July 30, 2012, Astronics Corporation acquired Max-Viz, Inc. which included a backlog of approximately $3.5 million for the Aerospace segment. Max-Viz sales for 2012 were $2.7 million.

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